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                                                             Exhibit 23.2







                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Community Charter Corporation:

We consent to the use in this Registration Statement on Form S-4 of Roosevelt Financial Group, Inc. of our report dated March 15, 1996 relating to the consolidated balance sheets of Community Charter Corporation and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended included herein. We also consent to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus, which is a part of this Registration Statement.



/s/ KPMG Pent Marwick LLP
St. Louis, Missouri
June 19, 1996